As filed with the Securities and Exchange Commission on January 16, 2001
                                                      Registration No. 333-50246
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               ION NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                                    22-2413505
       (State or other jurisdiction of                      (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                          1551 South Washington Avenue
                          Piscataway, New Jersey 08854
                                 (732) 529-0100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Ronald C. Sacks, Chief Executive Officer
                     and Interim Principal Financial Officer
                               Ion Networks, Inc.
                          1551 South Washington Avenue
                          Piscataway, New Jersey 08854
                     (Name and address of agent for service)

                                 (732) 529-0100
          (Telephone number, including area code, of agent for service)

                                 with a copy to:

                              James Alterbaum, Esq.
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

|_| If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

|X| If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

|_| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

|_| If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

|_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                   ------------------------------------------

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
   AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
          FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
 SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT
                      TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
            WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
                  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE
         SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES
             IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   ------------------------------------------

       PROSPECTUS


                               ION NETWORKS, INC.

                        2,857,142 SHARES OF COMMON STOCK

                                   ----------

       o The shares of our common stock offered by this prospectus are being sold by the selling stockholders.

       o      We will not receive any proceeds from the sale of these shares.


       o On January 12, 2001, the closing price of our common stock on the Nasdaq National Market was $1.5938.


       o Our executive offices are located at Washington Plaza, 1551 South Washington Avenue, Piscataway, New Jersey 08854, our telephone number is (732) 529-0100 and our website is at "www.ion-networks.com."

         ---------------------------------------------------------------
               NASDAQ National Market symbol for our Common Stock:
                                     "IONN"
         ---------------------------------------------------------------



THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


               --------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               --------------------------------------------------


                 THE DATE OF THIS PROSPECTUS IS JANUARY 16, 2001

                                TABLE OF CONTENTS

         Risk Factors.......................................................3
         Where You Can Find More Information About Us......................10
         Incorporation of Certain Documents by Reference...................10
         Forward-Looking Statements........................................12
         Use of Proceeds...................................................12
         Dividend Policy...................................................12
         Selling Stockholders .............................................13
         Plan of Distribution .............................................16
         Description of Securities.........................................18
         Indemnification for Securities Act Liabilities....................20
         Legal Matters.....................................................20
         Experts...........................................................20
         Material Changes..................................................21

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE ARE VULNERABLE TO TECHNOLOGICAL CHANGES

         The markets we serve experience rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, more advanced products produced by our competitors could erode our position in our existing markets or other markets that we may enter. It is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. In addition, our products and services must keep pace with technological developments and we must address increasingly sophisticated customer needs. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. If these things happen, they would materially and negatively affect our cash flows, financial condition and results of operations.

WE CANNOT BE CERTAIN ABOUT OUR PRODUCT DEVELOPMENT

         Our products are currently being used by a small number of customers and there can be no assurance that the products will prove to be sufficiently reliable in widespread commercial use. It is common for hardware and software as complex and sophisticated as that incorporated in our products to experience errors or "bugs" both during development and subsequent to commercial introduction. We cannot assure you that all the potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay the commercial introduction or use of existing or new products and require modifications in systems that have already been installed. Remedying such errors has been and may continue to be costly and time consuming. Delays in debugging or modifying our products could materially and adversely affect our competitive position with respect to existing and new technologies and products offered by our competitors.

THERE IS POTENTIAL FOR FLUCTUATION IN OUR QUARTERLY AND ANNUAL OPERATING RESULTS

         In the past, we experienced fluctuations in our quarterly and annual operating results and we anticipate that such fluctuations will continue. In addition, we have incurred significant losses and negative cash flows from operations. We expect that these trends will continue in the foreseeable future. Our quarterly and annual operating results may vary significantly depending on a number of factors, including:

       o the timing of the introduction or acceptance of new products and services;
       o      changes in the mix of products and services provided;
       o      long sales cycles;
       o      changes in regulations affecting our business;
       o amount of research and development expenditures necessary for new product development and innovation;
       o      changes in our operating expenses;
       o      uneven revenue streams; and
       o      general economic conditions.

We cannot assure you that our levels of profitability will not vary significantly among quarterly periods or that in future quarterly periods our results of operations will not be below prior results or the expectations of public market analysts and investors. If this occurs, the price of our common stock could significantly decrease.

WE MAY NEED TO RAISE MORE MONEY IN THE FUTURE

         Our business plan and growth strategy are very dependent on our working capital position which has been strained due to the nature of our business coupled with the recent expansion of our infrastructure. We require large outlays of capital for research and product development far in advance of the revenues earned as a result of sales of our newly developed products. Future new product revenues are a critical component in determining our financial strength, market share and market perception, and longevity. To the extent that expected revenue assumptions are not achieved, we will have to raise additional equity or debt financing and/or curtail certain current expenditures contained in our current operating plans.

         There can be no assurance that the additional financing will be available to us on acceptable terms or at all. If we are not able to secure additional financing on terms we consider acceptable to us, our business may be negatively impacted and we will not be able to execute on our business and growth strategies.

         These factors are more particularly described in the liquidity discussion of Management's Discussion and Analysis section of our Form 10-QSB for the fiscal quarter ended September 30, 2000, which is incorporated herein by reference.

WE CANNOT BE CERTAIN THAT OUR PRODUCTS IN DEVELOPMENT WILL EVER BECOME COMMERCIALLY VIABLE

         We have a variety of products that are in the research and development stage, including certain incomplete products that we purchased from SolCom Systems Limited when we acquired SolCom in March 1999. These products have not yet been introduced into the marketplace and therefore do not contribute to our revenue. We incurred a charge against earnings of $488,295 in the quarter ended September 30, 2000 relating to a decision to abandon development of certain products and technologies acquired from SolCom. If, as a result of the uncertainties surrounding the successful completion of the balance of these projects, we are unable to produce commercially viable products, the anticipated future revenue attributable to the expected sales and profits from such products will not be realized. This could have a significant negative effect on our future financial condition, results of operations and cash flows, including the possibility that similar charges against earnings may be incurred in the future.

WE HAVE SIGNIFICANT COMPETITION

         We are subject to significant competition from different sources for our different products and services. We can not assure you that the market will continue to accept our hardware and software technology or that we will be able to compete successfully in the future. We believe that the main factors affecting competition in the network management business are:

       o the products' ability to meet various network management and security requirements;
       o the products' ability to conform to the network and/or computer systems;
       o      the products' ability to avoid becoming technologically outdated;
       o the willingness and the ability of distributors to provide support customization, training and installation; and
       o      the price.

Although we believe that our present products and services are competitive, we compete with a number of large computer, electronics and telecommunications manufacturers which have financial, research and development, marketing and technical resources far greater than ours. Our competitors include Net Scout Inc., Bay Networks Inc., Shomiti Systems Inc., Visual Networks, Inc., Concord Communications, Inc., Applied Innovation, Aprisma, Micromuse, Riversoft and SMARTS. Such companies may succeed in producing and distributing competitive products more effectively than we can produce and distribute our products, and may also develop new products which compete effectively with our products.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES

         We hold no patents on any of our technology. Although we do license some of our technology from third parties, we do not consider any of these licenses to be material to our operations. We have made a consistent effort to minimize the ability of competitors to duplicate our software technology utilized in our products. However, there remains the possibility of duplication of our products, and competing products have already been introduced. Any such duplication by our competitors could negatively impact on our business and operations.

WE RELY ON SEVERAL KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR BUSINESS

         Our business is dependent to a great extent on several key customer relationships, including Rhythms NetConnections, Lucent Technologies, KPN-Telecom BV, Hewlett-Packard, AT&T, Crown Castle International, Siemens USA and MCI WorldCom. Our sales to these customers represented approximately 56% of our revenue for the fiscal year 2000. We also have significant "original equipment manufacturer" relationships which accounted for approximately 32% of our revenues for fiscal year 2000. The loss of and slow-down of ordering by any of these customers would likely significantly decrease our revenues and future prospects.

WE DEPEND UPON KEY MEMBERS OF OUR EMPLOYEES AND MANAGEMENT

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel. Our success depends in large part on the continued services of our key management, sales, engineering, research and development and operational personnel and on our ability to continue to attract, motivate and retain highly qualified employees and independent contractors in those areas. Competition for such personnel is intense and we cannot assure you that we will successfully attract, motivate and retain key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon our business, financial condition and results of operations. Currently, we do not maintain "key man" insurance policies with respect to any of our employees.

WE MAY HAVE DIFFICULTY COMPLYING WITH GOVERNMENT REGULATION

         Due to the sophistication of the technology employed in our devices, export of our products is subject to governmental regulation. As required by law or demanded by customer contract, we routinely obtain approval of our products by Underwriters' Laboratories. Additionally, because many of our products interface with telecommunications networks, our products are subject to several key Federal Communications Commission ("FCC") rules and thus FCC approval is necessary as well.

         Part 68 of the FCC rules contains the majority of the technical requirements with which telephone systems must comply to qualify for FCC registration for interconnection to the public telephone network. Part 68 registration represents a determination by the FCC that telecommunication equipment interfacing with the public telephone network complies with certain interference parameters and we intend to apply for FCC Part 68 registration for all of our new products.

         Part 15 of the FCC rules requires equipment classified as containing a Class A computing device to meet certain radio and television interference requirements, especially as such requirements relate to operations of such equipment in a residential area. Certain of our products are subject to Part 15.

         The European Community is developing a similar set of requirements for its members and we have begun the process of compliance for Europe.

THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

         Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in our right for breach of a director's duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit us and our stockholders.

                      RISKS ASSOCIATED WITH OUR SECURITIES

WE DO NOT ANTICIPATE THE PAYMENT OF DIVIDENDS

         We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

THERE IS POTENTIAL FOR FLUCTUATION IN THE MARKET PRICE OF OUR SECURITIES

         Because of the nature of the industry in which we operate, the market price of our securities has been, and can be expected to continue to be, highly volatile. Factors such as announcements by us or others of technological innovations, new commercial products, regulatory approvals or proprietary rights developments, and competitive developments all may have a significant impact on our future business prospects and market price of our securities.

SHARES THAT ARE ELIGIBLE FOR SALE IN THE FUTURE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         As of January 5, 2001, an aggregate of 5,312,618 of the outstanding shares of our common stock are "restricted securities" as that term is defined in Rule 144 under the federal securities laws. These restricted shares may be sold pursuant only to an effective registration statement under the securities laws or in compliance with the exemption provisions of Rule 144 or other securities law provisions. Rule 144 permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations. Rule 144 also permits sales of restricted securities by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that generally, executive officers and directors of an entity are deemed affiliates of the entity. In addition, 1,398,282 shares are issuable pursuant to currently exercisable options, and 386,250 shares are issuable pursuant to currently exercisable warrants, which may be exercised for shares that may be restricted or registered, further adding to the number of outstanding shares. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could negatively affect the price of our common stock.

OUR COMMON STOCK MAY BE DELISTED FROM NASDAQ


         The National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the Nasdaq National Market and the Nasdaq SmallCap Market. The standards for continued listing on either market require, among other things, that the minimum bid price for the listed securities be at least $1.00 per share. A deficiency in the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for thirty consecutive trading days, with a 90-day cure period. During December 2000 and January 2001 our Common Stock traded below a price of $1.00 per share. There can be no assurance that we will continue to satisfy the requirements for maintaining a Nasdaq National Market or SmallCap listing. If our common stock were to be excluded from Nasdaq, the prices of our common stock and the ability of holders to such stock would be adversely affected, and we would be required to comply with the initial listing requirements to be relisted on Nasdaq.

OUR COMMON STOCK MAY BECOME SUBJECT TO THE SEC'S PENNY STOCK RULES

         If our common stock is excluded from Nasdaq and the price per share of our common stock is below $5.00, then unless we satisfy certain net asset and revenue tests our securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. The application of these rules to our common stock may adversely impact both your ability to resell our common stock (liquidity) and the market price of these shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


       o      Annual Report on Form 10-KSB for the year ended March 31, 2000;
       o      Proxy Statement on Schedule 14A filed on October 23, 2000;
       o Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000;
       o      Quarterly Report on Form 10-QSB for the quarter ended September
              30, 2000;
       o Current Report on Form 8-K dated (date of earliest event report) November 28, 2000 (as filed on January 16, 2001);
       o Current Report on Form 8-K dated (date of earliest event reported) June 29, 2000 (as filed on June 29, 2000); and
       o The description of our Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on January 23, 1985.


         You may request a copy of these filings, at no cost, by writing or telephoning us at Washington Plaza, 1551 South Washington Avenue, Piscataway, New Jersey 08854, telephone (732) 529-0100. Attention: Mr. Ronald C. Sacks, Chief Executive Officer and Interim Principal Financial Officer.

                         ------------------------------

         This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.


         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JANUARY 16, 2001.


                            -------------------------

                          FORWARD - LOOKING STATEMENTS

         In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, expect, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus. Unless otherwise required by applicable securities laws, we assume no obligation to update any such forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our Common Stock registered by the Registration Statement, of which this Prospectus is a part. All such proceeds will be paid to the Selling Stockholders specified under the heading, "Selling Stockholders."

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

                              SELLING STOCKHOLDERS

         This Prospectus covers the resale by the Selling Stockholders of up to 2,857,142 shares (the "Shares") of common stock, par value $.001 per share, of the Company (the "Common Stock"). The Shares were issued by the Company pursuant to transactions consummated in August 2000. For more details regarding such transactions, see "Description of Securities -- The Transactions" and "Description of Securities -- Common Stock".


         The following table lists certain information regarding the Selling Stockholders' ownership of shares of Common Stock as of January 8, 20001, and as adjusted to reflect the sale of the Shares. Information concerning the Selling Stockholders may change from time to time. The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to us by such stockholders.

                                            Shares of
                                              Common                                  Shares of Common Stock Owned
                                           Stock Owned     Shares of                        after Offering (1)
Name of Selling                              Prior to     Common Stock           ----------------------------------------
Stockholder                                  Offering     to be Sold                     Number         Percent of Class
-----------                                  --------     ----------                     ------         ----------------
Special Situations Private
Equity Fund, L.P.                             315,000        315,000                        0                    *

Special Situations Fund III,
L.P. (2)                                      345,000        345,000                        0                    *

Special Situations Cayman Fund,
L.P.                                          120,000        120,000                        0                    *

Special Situations Technology
Fund, L.P.                                     89,565         89,565                        0                    *

City of Milford Pension &
Retirement Fund                               216,000        166,000                   50,000                    *

NFIB Corporate Account                         93,000         43,000                   50,000                    *

Norwalk Employees'
Pension Plan                                  131,000        131,000                        0                    *

Public Employee
Retirement System of
Idaho                                         714,000        314,000                  400,000                  2.2

City of Stamford Firemen's
Pension Fund                                   78,000         78,000                        0                    *


                                            Shares of
                                              Common                                  Shares of Common Stock Owned
                                           Stock Owned     Shares of                        after Offering (1)
Name of Selling                              Prior to     Common Stock           ----------------------------------------
Stockholder                                  Offering     to be Sold                     Number         Percent of Class
-----------                                  --------     ----------                     ------         ----------------
The Jenifer Altman
Foundation                                     43,000         43,000                        0                    *

Dean Witter Foundation                         87,000         87,000                        0                    *

Roanoke College                                91,000         66,000                   25,000                    *

Butler Family LLC                              26,000         26,000                        0                    *

David Zesiger                                  14,000         14,000                        0                    *

The Ferris Hamilton
Family Trust                                   35,000         35,000                        0                    *

Mary Ann S. Hamilton
Trust for Self                                 43,000         43,000                        0                    *

HBL Charitable Unitrust                        17,000         17,000                        0                    *

Andrew Heiskell                                66,000         66,000                        0                    *

Jeanne L. Morency                              17,000         17,000                        0                    *

Peter Looram                                   17,000         17,000                        0                    *

Mary C. Anderson                               26,000         26,000                        0                    *

Murray Capital, LLC                            30,000         30,000                        0                    *

William M. and Miriam F.
Meehan Foundation, Inc.                        26,000         26,000                        0                    *

Domenic J. Mizio                               70,000         70,000                        0                    *

Morgan Trust Co. of the
Bahamas Ltd. as Trustee
U/A/D 11/30/93                                111,000         91,000                   20,000                    *

Susan Uris Halpern                             43,000         43,000                        0                    *

William B. Lazar                               22,000         22,000                        0                    *


Wells Family LLC                               78,000         78,000                        0                    *


                                            Shares of
                                              Common                                  Shares of Common Stock Owned
                                           Stock Owned     Shares of                        after Offering (1)
Name of Selling                              Prior to     Common Stock           ----------------------------------------
Stockholder                                  Offering     to be Sold                     Number         Percent of Class
-----------                                  --------     ----------                     ------         ----------------

Harold & Grace Willens
JTWROS                                         17,000         17,000                        0                    *

Albert L. Zesiger                              87,000         87,000                        0                    *

Barrie Ramsay Zesiger                          42,630         42,630                        0                    *

Wolfson Investment
Partners LP                                    43,500         43,500                        0                    *

21st Century Digital
Industries, Fund, L.P.                        248,447        248,447                        0                    *

Total                                       3,402,142      2,857,142                  545,000                  3.0

---------------------


* Represents less than one (1%) percent of the issued and outstanding Common Stock.

(1) Assumes that all of the Shares are sold and no other shares of Common Stock are sold by the Selling Stockholders during the offering period.

(2) Special Situations Fund III, L.P. has been granted the right to nominate a director to the Board of Directors, such right to continue until November 1, 2002, so long as Special Situations Fund III, L.P., together with its affiliated funds, own at least two (2%) percent of the Company's total outstanding and issued Common Stock.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which the Common Stock may be listed at the time of such sale;
         o        in the over-the-counter market;
         o in transactions other than on such exchanges or in the over-the-counter market;
         o        in connection with short sales; or
         o        in a combination of any of the above transactions.

         The Selling Stockholders may offer their shares of Common Stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The Selling Stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The Selling Stockholders may use broker-dealers to sell their shares of Common Stock. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholder, or they will receive commissions from purchasers of shares of Common Stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         o negotiated transactions between the Selling Stockholders and purchasers without a broker or dealer.

         The Selling Stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Stockholders with respect to the offer or sale of Shares pursuant to this Prospectus.

         In the stock purchase agreement we executed with the Selling Stockholders, we agreed to indemnify and hold harmless the Selling Stockholders against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by the Selling Stockholders.

         We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

         The Selling Stockholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, the Company will not receive any proceeds from the resale of these shares.

         We agreed in the stock purchase agreement to use our best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

         o two years from the effective date of the registration statement; or
         o the date the Selling Stockholders may sell all the shares under the provisions of Rule 144 without limitations or delay.

                            DESCRIPTION OF SECURITIES

GENERAL

         The total amount of authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of January 5, 2001, there were 18,133,635 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters that are submitted to the stockholders for their approval and have no cumulative voting rights. The holders of the Common Stock are entitled to receive dividends, if any, as may be declared by the Board of Directors from funds legally available from time to time for this purpose. Upon liquidation or dissolution of the Company, the remainder of the Company's assets will be distributed ratably among the holders of Common Stock, after the payment of all liabilities and payment on any preferential amounts to which the holders of any Preferred Stock may be entitled. All of the outstanding shares of Common Stock are fully-paid and non-assessable.

PREFERRED STOCK

         The Company's Preferred Stock may be issued from time to time by the Company's Board of Directors without the approval of the Company's stockholders. The Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rights, the redemption provisions, conversion provisions, liquidation preferences and other rights and preferences not in conflict with the Company's Certificate of Incorporation or with Delaware law.

THE TRANSACTION

         Pursuant to a stock purchase agreement dated as of August 11, 2000, the Selling Stockholders purchased an aggregate of 2,857,142 shares of Common Stock for an aggregate consideration of $5,000,000.

TRANSFER AGENT AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York is the transfer agent and registrar for the Common Stock.

DELAWARE TAKEOVER STATUTE AND CERTAIN CHARTER PROVISIONS

         The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         The Certificate of Incorporation, as amended, provides that the liability of the Company's directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Certificate of Incorporation provides that the Company shall indemnify directors, officers, employees and agents of the Company acting in such capacity to the fullest extent permitted by such law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities being offered hereby was passed upon by Parker Chapin LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Ion Networks, Inc for the year ended March 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                MATERIAL CHANGES

         The Company will incur a restructuring charge in the third fiscal quarter of up to $4.5 million, consisting of approximately $500,000 in severance and other employee related charges relating to a reduction in work force, and approximately $4.0 million for the write-down of goodwill and capitalized software due to abandonment of certain technologies, and costs associated with the consolidation of operations from various locations. In addition, the Company issued options to purchase 1,724,500 shares of Common Stock at an exercise price of $1.125 per share to its remaining employees.


----------------------------------------------------                             -------------------------------------------

         WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR ANY OTHER PERSON TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN
THIS PROSPECTUS. YOU MUST NOT RELY ON ANY                                                ION NETWORKS, INC.
UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT
OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION
WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF JANUARY 16, 2001.
                                                                                          2,857,142 SHARES OF
                                                                                             COMMON STOCK

                   TABLE OF CONTENTS

                                                 Page
                                                 ----


Risk Factors........................................3
Where You Can Find More Information About Us.......10
Incorporation of Certain Documents by Reference....10
Forward-Looking Statements.........................12
Use of Proceeds....................................12
Dividend Policy....................................12
Selling Stockholders ..............................13
Plan of Distribution ..............................16
Description of Securities..........................18                                         PROSPECTUS
Indemnification for Securities Act Liabilities.....20
Legal Matters......................................20
Experts............................................20
Material Changes...................................21
                                                                                            January 16, 2001



----------------------------------------------------                             -------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets for the various expenses payable by us in connection with the offering of our Common Stock being registered hereby. All amounts shown are estimates.

         Legal fees and expenses..............................  $     25,000.00
         Accounting fees and expenses........................   $      2,500.00
         Miscellaneous expenses...............................  $      1,500.00
                                                                   -------------
                  Total.......................................  $     29,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 ("Section 145") of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Article Tenth of the Company's Certificate of Incorporation, as amended, provides that the Company shall indemnify all persons whom the Company shall have the power to indemnify under Section 145 to the fullest extent permitted by such Section 145. In addition, Article Ninth of the Company's Certificate of Incorporation provides, in general, that the liability of the directors of the Company shall be limited to the fullest extent permitted by the DGCL. The DGCL generally permits the limitation of a director's liability, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL's provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

Number             Description of Exhibit
------             ----------------------

4.1*               Stock Purchase Agreement by and among the Company and the Selling
                   Stockholders among the Company and the Selling Stockholders dated as of August
                   11, 2000.
5.1*               Opinion of Parker Chapin LLP.
23.1               Consent of PricewaterhouseCoopers LLP.
23.2*              Consent of Parker Chapin LLP (included in Exhibit 5.1 hereto).
24.1*              Power of Attorney.

-------------------------------


ITEM 17. UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------
* Previously filed with our Registration Statement on Form S-3 on November 17, 2000.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Piscataway, State of New Jersey, on the 16th day of January, 2001.


                                                     ION NETWORKS, INC.


                                                     By:    /s/ Ronald C. Sacks
                                                            ----------------------------------------------
                                                            Ronald C. Sacks, Chief Executive Officer
                                                            and Interim Principal Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 16th day of January, 2001.


                      Signature                                    Title



/s/ Ronald C. Sacks                                           Chief Executive Officer
--------------------------------------------------            and Interim Principal Financial Officer
Ronald C. Sacks



*                                                             Chairman of the Board of Directors
Stephen M. Deixler



*                                                             Director
Alexander C. Stark



--------------------------------------------------            Director
Martin Ritchie



--------------------------------------------------            Director
Alan Hardie



*                                                             Director
Baruch Halpern


*By: /s/ Ronald C. Sacks
--------------------------------------------------
             Ronald C. Sacks
             Attorney-in-Fact